EXHIBIT 99.1

BELL MICROPRODUCTS

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

Bell Microproducts Receives Additional Notice from Nasdaq;
Delisting Deadline Remains Unchanged

March 26, 2007—Bell Microproducts, Inc. (Nasdaq: BELM) (the “Company”) today announced that it has received a Nasdaq Staff Determination notice stating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14) because the Staff had not received the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

This notice was received in connection with the Company’s ongoing, previously disclosed proceeding before The Nasdaq Stock Market regarding the continued listing of the Company’s securities. The Company will file a response to the Staff’s notification with the Nasdaq Listing and Hearing Review Council (the “Council”). The response that will explain that the Company’s failure to file its Form 10-K for fiscal year 2006 relates to the inability to complete certified financial statements pending completion of the continued work on the previously announced restatement, its 2006 audit and the separate stock option review, and that the Company is working diligently to complete both in order to become current in its periodic filings and satisfy the continued listing requirement.

As previously disclosed, Nasdaq initially informed the Company in a Staff Determination notice dated November 14, 2006 that its securities would be delisted due to the Company’s delay in filing its Quarterly Report on Form 10-Q for the period ended September 30, 2006 unless an extension was granted by Nasdaq. The Company subsequently requested and was granted a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”) and the Panel granted the Company’s request for an extension for continued listing until May 22, 2007, unless further extended by the Council in connection with an appeal the Company has made to the Council. The Council will consider the matters giving rise to each Staff Determination notice when rendering a decision on the Company’s appeal. There can be no assurance that the Council will grant the Company any further extension to satisfy the continued listing requirement set forth in Marketplace Rule 4310(c)(14).

The Company intends to file its Annual Report on Form 10-K for the period ended December 31, 2006, as well as its Quarterly Report on Form 10-Q for the period ended September 30, 2006, as soon as practicable.

About Bell Microproducts

Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include the Company’s intentions with respect to filing its Annual Report on Form 10-K for the period ended December 31, 2006 and its Quarterly Report on Form 10-Q for the period ended September 30, 2006, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to the ultimate outcome and timing of the financial restatement process and stock option review and the risk that additional accounting issues may arise, as well as the risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.